------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number 3235-0287
                                                  Expires: September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Russell, Thomas J.
--------------------------------------------------------------------------------
   (Last, First Middle)

   631 Mourning Dorve Drive
--------------------------------------------------------------------------------
   (Street)

   Sarasota, Florida  34236
--------------------------------------------------------------------------------
   (City, State  Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   EMCORE Corporation (EMKR)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####
================================================================================
4. Statement for Month/Year

   January 2000
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

                                 Vice President
                          ---------------------------
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
--------------------------------------------------------------------------------

                                                                                       4.
                                                                                       Securities Acquired (A) or
                                                              3.                       Disposed of (D)
                                                              Transaction              (Instr. 3, 4 and 5)
                                      2.                      Code                     -----------------------------
1.                                    Transaction             (Instr. 8)                                  (A)
Title of Security                     Date                    ------------             Amount             or      Price
(Instr. 3)                            (mm/dd/yy)               Code     V                                 (D)
------------------------------------------------------------------------------------------------------------------------------------
(1)
------------------------------------------------------------------------------------------------------------------------------------
(2)
------------------------------------------------------------------------------------------------------------------------------------
(3)
------------------------------------------------------------------------------------------------------------------------------------
(4)
------------------------------------------------------------------------------------------------------------------------------------
(5)
------------------------------------------------------------------------------------------------------------------------------------
(6)
------------------------------------------------------------------------------------------------------------------------------------
(7)
------------------------------------------------------------------------------------------------------------------------------------
(8)
------------------------------------------------------------------------------------------------------------------------------------
(9)
------------------------------------------------------------------------------------------------------------------------------------
(10)
------------------------------------------------------------------------------------------------------------------------------------
(11)
------------------------------------------------------------------------------------------------------------------------------------
(12)
------------------------------------------------------------------------------------------------------------------------------------
(13)
------------------------------------------------------------------------------------------------------------------------------------
(14)
------------------------------------------------------------------------------------------------------------------------------------
(15)
------------------------------------------------------------------------------------------------------------------------------------
(16)
------------------------------------------------------------------------------------------------------------------------------------
(17)
------------------------------------------------------------------------------------------------------------------------------------
(18)
------------------------------------------------------------------------------------------------------------------------------------
(19)
------------------------------------------------------------------------------------------------------------------------------------
(20)
------------------------------------------------------------------------------------------------------------------------------------
(21)
------------------------------------------------------------------------------------------------------------------------------------
(22)
------------------------------------------------------------------------------------------------------------------------------------
(23)
------------------------------------------------------------------------------------------------------------------------------------
(24)
------------------------------------------------------------------------------------------------------------------------------------
(25)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      Table I (cont.) -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

                                     5.                      6. Owner-
                                     Amount of               ship
                                     Securities              Form:              7.
                                     Beneficially            Direct             Nature of
                                     Owned at End            (D) or             Indirect
1.                                   of Month                Indirect           Beneficial
Title of Security                    (Instr. 3               (I)                Ownership
(Instr. 3)                           and 4)                  (Instr.4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------
(1)  Common Stock                      445,502               D
------------------------------------------------------------------------------------------------------------------
(2)  Common Stock                    1,278,365               I                 By AER 1997 Trust
------------------------------------------------------------------------------------------------------------------
(3)
------------------------------------------------------------------------------------------------------------------
(4)
------------------------------------------------------------------------------------------------------------------
(5)
------------------------------------------------------------------------------------------------------------------
(6)
------------------------------------------------------------------------------------------------------------------
(7)
------------------------------------------------------------------------------------------------------------------
(8)
------------------------------------------------------------------------------------------------------------------
(9)
------------------------------------------------------------------------------------------------------------------
(10)
------------------------------------------------------------------------------------------------------------------
(11)
------------------------------------------------------------------------------------------------------------------
(12)
------------------------------------------------------------------------------------------------------------------
(13)
------------------------------------------------------------------------------------------------------------------
(14)
------------------------------------------------------------------------------------------------------------------
(15)
------------------------------------------------------------------------------------------------------------------
(16)
------------------------------------------------------------------------------------------------------------------
(17)
------------------------------------------------------------------------------------------------------------------
(18)
------------------------------------------------------------------------------------------------------------------
(19)
------------------------------------------------------------------------------------------------------------------
(20)
------------------------------------------------------------------------------------------------------------------
(21)
------------------------------------------------------------------------------------------------------------------
(22)
------------------------------------------------------------------------------------------------------------------
(23)
------------------------------------------------------------------------------------------------------------------
(24)
------------------------------------------------------------------------------------------------------------------
(25)
==================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                                                                                                     6.
                                                                                                     Date
                                                                      5.                             Exercisable and
                         2.                            4.             Number of Derivative           Expiration Date
1.                       Conversion or                 Transaction    Securities Acquired (A)        (Month/Day/Year)
Title of                 Exercise        3.            Code           or Disposed of (D)            ----------------
Derivative               Price of        Transaction   (Instr. 8)     (Instr. 3, 4 and 5)            Date          Expira-
Security                 Derivative      Date (Month/  ------         -----------------------        Exer-         tion
(Instr. 3)               Security        Day/Year)     Code    V      A)              (D)            cisable       Date
------------------------------------------------------------------------------------------------------------------------------------
(1)  Common Stock        $12.94          11/08/99      J*             300,000                        Immed.        03/06/00
     Warrant (right
     to buy)
------------------------------------------------------------------------------------------------------------------------------------
(2)
------------------------------------------------------------------------------------------------------------------------------------
(3)
------------------------------------------------------------------------------------------------------------------------------------
(4)
------------------------------------------------------------------------------------------------------------------------------------
(5)
------------------------------------------------------------------------------------------------------------------------------------
(6)
------------------------------------------------------------------------------------------------------------------------------------
(7)
------------------------------------------------------------------------------------------------------------------------------------
(8)
------------------------------------------------------------------------------------------------------------------------------------
(9)
------------------------------------------------------------------------------------------------------------------------------------
(10)
------------------------------------------------------------------------------------------------------------------------------------
(11)
------------------------------------------------------------------------------------------------------------------------------------
(12)
------------------------------------------------------------------------------------------------------------------------------------
(13)
------------------------------------------------------------------------------------------------------------------------------------
(14)
------------------------------------------------------------------------------------------------------------------------------------
(15)
------------------------------------------------------------------------------------------------------------------------------------
(16)
------------------------------------------------------------------------------------------------------------------------------------
(17)
------------------------------------------------------------------------------------------------------------------------------------
(18)
------------------------------------------------------------------------------------------------------------------------------------
(19)
------------------------------------------------------------------------------------------------------------------------------------
(20)
------------------------------------------------------------------------------------------------------------------------------------
(21)
------------------------------------------------------------------------------------------------------------------------------------
(22)
------------------------------------------------------------------------------------------------------------------------------------
(23)
------------------------------------------------------------------------------------------------------------------------------------
(24)
------------------------------------------------------------------------------------------------------------------------------------
(25)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table II (cont.) -- Derivative Securities Acquired, Disposed of, or Beneficially
     Owned (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                          7.
                          Title and Amount
                          of Underlying
                          Securities                                              9.               10.
                          (Instr. 3 and 4)                                        Number of        Ownership
                          ----------------                                        Derivative       Form of         11.
1.                                          Amount              8.                Securities       Derivative      Nature of
Title of                                    or                  Price of          Beneficially     Security:       Indirect
Derivative                                  Number              Derivative        Owned            Direct (D)      Beneficial
Security                                    of                  Security          at End of Month  or Indirect     Ownership
(Instr. 3)                Title             Shares              (Instr. 5)        (Instr.4)        (I) (Instr. 4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
(1)  Common Stock         Common            513,910                               513,910          D
     Warrant
     (right to buy)
     at $10.20
------------------------------------------------------------------------------------------------------------------------------------
(2)  Common Stock         Common            227,747                               227,747          D
     Warrant
     (right to buy)
     at $11.38
------------------------------------------------------------------------------------------------------------------------------------
(3)  Common Stock         Common            300,000             *                 300,000          D          D
     Warrant
     (right to buy)
     at $12.94
------------------------------------------------------------------------------------------------------------------------------------
(4)
------------------------------------------------------------------------------------------------------------------------------------
(5)
------------------------------------------------------------------------------------------------------------------------------------
(6)
------------------------------------------------------------------------------------------------------------------------------------
(7)
------------------------------------------------------------------------------------------------------------------------------------
(8)
------------------------------------------------------------------------------------------------------------------------------------
(9)
------------------------------------------------------------------------------------------------------------------------------------
(10)
------------------------------------------------------------------------------------------------------------------------------------
(11)
------------------------------------------------------------------------------------------------------------------------------------
(12)
------------------------------------------------------------------------------------------------------------------------------------
(13)
------------------------------------------------------------------------------------------------------------------------------------
(14)
------------------------------------------------------------------------------------------------------------------------------------
(15)
------------------------------------------------------------------------------------------------------------------------------------
(16)
------------------------------------------------------------------------------------------------------------------------------------
(17)
------------------------------------------------------------------------------------------------------------------------------------
(18)
------------------------------------------------------------------------------------------------------------------------------------
(19)
------------------------------------------------------------------------------------------------------------------------------------
(20)
------------------------------------------------------------------------------------------------------------------------------------
(21)
------------------------------------------------------------------------------------------------------------------------------------
(22)
------------------------------------------------------------------------------------------------------------------------------------
(23)
------------------------------------------------------------------------------------------------------------------------------------
(24)
------------------------------------------------------------------------------------------------------------------------------------
(25)
====================================================================================================================================

Explanation of Responses:

* Warrants issued to reporting person in exchange for guarantee of certain company indebtedness.



 /s/ Thomas Russell                                            March 9, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedures.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.